Exhibit 99.1

550 Meridian Avenue San Jose, CA 95126 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com

For Immediate Release

Echelon Appoints Ron Sege as New Chairman of the Board

SAN JOSE, Calif., Oct. 18, 2011 – Echelon Corporation (NASDAQ: ELON) today announced Ron Sege has been elected to the role of chairman of the board in addition to his current role as president and chief executive officer. Sege follows M. Kenneth Oshman, who passed away in August 2011, as Echelon’s chairman of the board. Robert J. Finocchio, Jr. will continue to serve as the lead independent director, or presiding director, for Echelon’s board, acting as the principle liaison between Echelon’s independent directors and the CEO, as well as between Echelon’s independent directors and its shareholders; presiding over meetings of the independent directors; and leading reviews of the governance activities of the Board.

“I am pleased that Ron will be taking on this additional role, particularly at this time of opportunity for growth in the marketplace for Echelon,” said Finocchio, lead independent director for Echelon’s board of directors. “In the last year, he has proven to be an active and valuable contributor for effective governance, and his business expertise is a significant asset in advancing Echelon’s market leadership.” Sege joined Echelon as president and CEO in August 2010.

“Thank you to the Echelon board of directors for their confidence in allowing me to take on such a strategic role during this period for the company,” said Sege, chairman and CEO of Echelon.

About Echelon Corporation

Echelon Corporation (NASDAQ: ELON) is the world’s leading open-standard energy control networking company. Echelon technologies connect more than 35 million homes, 300,000 buildings and 100 million devices to the smart grid, and help customers save 20% or more on their energy usage. With more than 20 years of experience in energy control, Echelon delivers a wide range of innovative solutions to commercial and electric utility customers. More information about Echelon can be found at http://www.echelon.com.

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Echelon and the Echelon logo are registered trademarks of Echelon Corporation registered in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

This press release may contain statements relating to future plans, events or performance. Such statements may involve risks and uncertainties including risks identified in Echelon’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Echelon undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Press Contacts:
Linda Hanson Echelon +1 (408)790-3083 lhanson@echelon.com	Emilie Salvagio Lois Paul & Partners +1 (512)638-5321 echelon@lpp.com